Exhibit 99.1

ANTARES PHARMA ANNOUNCES LAST PATIENT ENROLLED IN PHASE 3

QUICKSHOT® STUDY EVALUATING TESTOSTERONE-DEFICIENT ADULT MALES

EWING, NJ, November 3, 2014 — Antares Pharma, Inc. (NASDAQ: ATRS) today announced that the last patient has been enrolled in a double-blind, multiple-dose, phase 3 study to evaluate the efficacy and safety of QuickShot® Testosterone (QS T) administered subcutaneously once each week to testosterone-deficient adult males. Patients enrolled in this study had a documented diagnosis of hypogonadism or testosterone deficiency defined as having testosterone levels below 300 ng/dL. The study includes a screening phase, a treatment titration and efficacy phase and an extended treatment phase.

Approximately 150 patients are enrolled in this study. Patients meeting all eligibility criteria were assigned to receive a starting dose of QS T once weekly for six weeks. Adjustments to dose could be made at week 7 based upon the week 6 pre-dose blood level. The efficacy of QS T and dose adjustment to regulate testosterone levels will be evaluated after 12 weeks of treatment. Upon completion of this phase, patients may remain on their optimized QS T dose and will be followed for an additional 40 weeks. Approximately 100 patients will be needed to complete collection of 26 weeks of safety data, and approximately 50 patients will be needed to complete collection of 52 weeks of safety data.

Jed C. Kaminetsky, MD, a urologist at University Urology Associates, Medical Director of Manhattan Medical Research and clinical assistant professor of urology at New York University School of Medicine, said, “A once-weekly, at-home, subcutaneously administered testosterone product could be an exciting new treatment option for men suffering from hypogonadism.” He continued, “This precise dosing option removes transference concerns commonly associated with gels, potentially eliminates costly in-office procedures and may reduce the peaks and troughs in testosterone levels associated with current intramuscular injections.”

Eamonn P. Hobbs, President and Chief Executive Officer of Antares Pharma, stated, “We are pleased to announce the last patient has been enrolled in the QuickShot Testosterone study. The enrollment was completed ahead of schedule in just three months.” Mr. Hobbs continued, “Given the prevalence of testosterone deficiency, also referred to as Low T, we intend to work closely with the U.S. Food and Drug Administration toward approval of a unique, at-home treatment for low testosterone that is designed to provide steady maintenance of testosterone levels through once-weekly, subcutaneous self-administration.”

About Testosterone Deficiency

Testosterone deficiency, also known as male hypogonadism or Low T, is a condition in which the body does not produce enough testosterone, a hormone that plays a key role in masculine growth and development during puberty. In most instances, male hypogonadism responds to testosterone replacement therapy. According to published data, 2012 U.S. sales of testosterone replacement therapies exceeded $2.5 billion dollars with prescriptions on average growing more than 20% annually.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company markets OTREXUP™ (methotrexate) injection for subcutaneous use in the treatment of adults with severe active rheumatoid arthritis and children with active polyarticular juvenile idiopathic arthritis. LEO Pharma markets OTREXUP™ to dermatologists for adults with severe recalcitrant psoriasis. Antares Pharma is also developing QS T for testosterone replacement therapy. The Company’s technology platforms include VIBEX® disposable Medi-Jet, disposable multi-use pen injectors and reusable needle-free injectors marketed as Tjet® and Zomajet® by Teva Pharmaceutical Industries, Ltd (Teva) and Ferring Pharmaceuticals (Ferring), respectively. Antares Pharma has a multi-product deal with Teva that includes Tev-Tropin® [somatropin (rDNA origin) for injection] human growth hormone (hGH), VIBEX® epinephrine and several other products. In the U.S. Antares has received FDA approval for Gelnique 3%™ (oxybutynin) gel, a treatment for overactive bladder that is marketed by Actavis. Elestrin® (estradiol gel) is FDA approved for the treatment of moderate-to-severe vasomotor symptoms associated with menopause, and is marketed in the U.S. by Meda Pharma.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the potential for QuickShot® Testosterone to eliminate in-office procedures and reduce peaks and troughs in testosterone levels, the design, methodology, endpoints and timing of the Company’s phase 3 study of testosterone-deficient males; the Company’s ability to obtain approval of QuickShot® Testosterone by the U.S. Food and Drug Administration; the rate of growth of U.S. prescriptions for testosterone replacement therapies; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

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